Exhibit 10.1

August 16, 2006

Mr. Richard Scanlan

31260 W. Somerset Circle

Green Oaks, Illinois 60048

Dear Rich:

This letter agreement (the “Agreement”) confirms the agreement that you and Champps Entertainment, Inc. (the “Company”) have reached regarding the resignation of your current position as Chief Operating Officer and Vice President and the amendment and restatement of your existing employment agreement and the surrender of all rights to any restricted stock granted thereunder in consideration of your continued employment by becoming a director of operations/market partner for the Minnesota and Illinois Champps Americana locations and entering into the Bonus Buy-In Agreement and the Amended and Restated Employment Agreement both of even date. The purpose of the Agreement is to establish the consensual nature of this arrangement whereby you are surrendering your position as Chief Operating Officer and Vice President of the Company and surrendering all related benefits, rights and obligations under the Employment Agreement dated August 17, 2005 and entering into a Bonus Buy-In Agreement and Amended and Restated Employment Agreement.

You are entering into this Agreement and the attached agreements voluntarily. You understand that this is a legally binding agreement and that you are giving up your right to bring all possible legal claims against the Company, among others, including claims relating to your prior employment agreement.

With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

1.	Resignation

You agree to resign as Chief Executive Officer and Vice President of the Company and all of its subsidiaries effective as of August 16, 2006 (the “Resignation Date”).

2.	Bonus Buy-In and Amended and Restated Employment Agreement

You and the Company agree that you will enter into the Bonus Buy-in Agreement and the Amended and Restated Employment Agreement both of even date. Under the Bonus Buy-in Agreement, you will acquire a participating interest in and receive bonus payments based upon operating cash flow of certain Champps restaurants identified therein. The Amended and Restated Employment Agreement will govern your relationship with the Company as of August 16, 2006 and all benefits, rights, duties and obligations of each of you and the Company relating to your service as Chief Operating Officer and Vice President of the Company under the Employment Agreement dated August 17, 2005 are hereby terminated effective as of such date.

3.	Stock Options

You release all right title and interest to any restricted stock grants or stock units previously granted to you by the Company.

This agreement comprises the entire agreement between you and the Company, and all previous agreements and/or promises between you and the Company are superseded, null, and void.

4.	Notices, Acknowledgments and Other Terms

You are advised to consult with an attorney before signing this Agreement.

By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by me or any other representative of the Company concerning the meaning of any aspect of this Agreement.

This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

This Agreement may be executed in counterparts or duplicate origins, each having the same force and effect as an original.

In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.

The law of Colorado will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. The Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

If you agree to these terms, please sign and date below and return this Agreement to me.

Sincerely,

Champps Entertainment, Inc.

By:	/s/ Michael P. O’Donnell
Michael P. O’Donnell
	Its:	President and CEO

Accepted and agreed to:

/s/ Richard Scanlan
Richard Scanlan

Dated: August 16, 2006